              As filed with the Securities and Exchange Commission
                on September 19, 2001 Registration No. 01-507054

      ====================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                   FORM F-3/A2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERTAPE POLYMER GROUP INC.
             (Exact Name of Registrant as Specified in its Charter)

           CANADA                                    Commission File No. 1-10928
(State or other jurisdiction
of incorporation or organization)

                              110E MONTEE DE LIESSE
                       ST. LAURENT, QUEBEC, CANADA H4T 1N4

                                 (514) 731-7591

   (Address and telephone number of Registrant's Principal Executive Offices)

                               BURGESS H. HILDRETH
                          INTERTAPE POLYMER GROUP INC.
                              3647 CORTEZ ROAD WEST
                            BRADENTON, FLORIDA 34210
                                 (941) 727-5788

           (Name, address, and telephone number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the date this Registration Statement becomes effective.

                                  ------------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          CALCULATION OF REGISTRATION FEE

     =======================================================================

Title of Each      Amount to   Proposed        Proposed Maximum  Amount of
Class of           be          Maximum         Aggregate         Registration
Securities to be   Registered  Offering Price  Offering Price    Fee
Registered                     per Share(1)
-----------------  ----------- --------------- ----------------- -------------
Common Shares        250,587      $9.02         $2,260,294.74       $565.07

(1) Estimated, pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares of the Registrant as reported on the New York Stock Exchange on September 17, 2001.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                   PROSPECTUS DATED September 17, 2001
----------

                          INTERTAPE POLYMER GROUP INC.
                              250,587 Common Shares

     This Prospectus relates to the offer and sale of 250,587 common shares (the "Offered Shares") of INTERTAPE POLYMER GROUP INC. currently held by the Selling Shareholder, Olympian Tape Sales, Inc., which Selling Shareholder received as part of the purchase price in connection with Intertape Polymer Group's acquisition of certain of the assets of Selling Shareholder, and which Offered Shares may be offered from time to time by the Selling Shareholder for its own benefit. Intertape Polymer Group will receive none of the proceeds of sales made by the Selling Shareholder. All expenses of registration incurred in connection with this offering are being borne by Intertape Polymer Group, except that the Selling Shareholder will bear the cost of commissions or discounts payable upon the sale of the Offered Shares offered hereby.

     All or a portion of the Offered Shares offered hereby may be offered for sale, from time to time on the New York Stock Exchange, under the symbol "ITP", at the then current market price. The closing market price as of September 17, 2001, on the NYSE was $8.60 per share. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholder.

     The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is September 17, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY ........................................................    5

RISK FACTORS ..............................................................    5

FORWARD-LOOKING STATEMENTS ................................................    8

WHERE YOU CAN FIND ADDITIONAL INFORMATION .................................    8

DOCUMENTS INCORPORATED BY REFERENCE .......................................    9

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS ...............   10

OFFER STATISTICS AND EXPECTED TIMETABLE ...................................   12

USE OF PROCEEDS ...........................................................   12

OFFERING AND LISTING ......................................................   12

    Offering and Listing Details ..........................................   12

    Plan of Distribution ..................................................   15

    Markets ...............................................................   15

    Selling Shareholder ...................................................   15

    Expenses of the Issue .................................................   16

EXCHANGE CONTROLS .........................................................   16

MATERIAL TAX CONSEQUENCES .................................................   17

DESCRIPTION OF SECURITIES .................................................   20

MATERIAL CHANGES ..........................................................   21

DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES .............................................   22

INTERESTS OF NAMED EXPERTS AND COUNSEL ....................................   22

                              PROSPECTUS SUMMARY

     This section summarizes all material information contained in this Prospectus, however, this summary does not contain all of the information regarding Intertape Polymer Group that may be important to you. You should read the entire Prospectus and the more detailed information and the financial statements and related notes which are incorporated in this Prospectus by reference.

     Intertape Polymer Group develops and manufactures industrial plastic packaging products. We have engaged in a series of acquisitions to broaden our product line and to provide our customers with one-stop shopping by offering a "basket of products".

     On September 25, 2000, Intertape Polymer Group, through UTC Acquisition Corp., a U.S. subsidiary, completed the acquisition of certain of the assets of Olympian Tape Sales, Inc. d/b/a United Tape Company, the Selling Shareholder. The Selling Shareholder is a distributor of a wide range of packaging products with facilities in Cumming, Georgia. The purchase price was approximately $32 million, $4 million of which was paid through the issuance of Intertape Polymer Group's common stock, which constitute the Offered Shares hereunder. The Selling Shareholder received 250,587 Common Shares of Intertape Polymer Group which are being offered hereunder to the public at their then current market price on the New York Stock Exchange. This offer is to remain open for a minimum of 180 days. Intertape Polymer Group will not receive any proceeds from the sale of the Offered Shares. Intertape Polymer Group will pay all costs of the registration.

     Intertape Polymer Group was incorporated under the Canada Business Corporations Act on December 22, 1989. Our principal offices are located at 110 E Montee de Liesse, St. Laurent, Quebec, Canada H4T 1N4, and our phone number is
(514) 731-7591.

                                  RISK FACTORS

     The purchase of the Offered Shares involves a high degree of risk. The following are the material risk factors applicable to our operations and the Offered Shares which should be carefully considered by prospective investors:

     FUTURE ACQUISITIONS OF COMPANIES MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATIONS. An important aspect of Intertape Polymer Group's business strategy is to acquire companies that will complement our existing companies and products, expand our marketing area, improve distribution efficiencies, and enhance our technological capabilities. Financial risks to Intertape Polymer Group in connection with future acquisitions include the use of its cash resources, incurring additional debt and liabilities, and potentially dilutive issuances of equity securities. Further, there are possible operational risks including difficulties assimilating the operations, products, technology, information systems and personnel of acquired companies; the loss of key personnel of acquired entities; the entry into markets in which we have no or limited prior experience; and difficulties honoring commitments made to customers of the acquired companies prior to the acquisition. The failure to adequately address these risks could adversely affect our business.

     SHORTAGES IN RAW MATERIAL DECREASE SALES. In the past, there have been shortages from time to time in the supply of certain resins. In the event there are shortages, Intertape Polymer Group's sales would decrease.

     NEW PRODUCTS MAY FAIL TO ATTRACT CUSTOMERS. Intertape Polymer Group's business plan involves the introduction of new products, which are both developed internally and obtained through acquisition. In the event the market does not accept these products or competitors introduce similar products, Intertape Polymer Group's ability to expand its markets and generate organic growth would be negatively impacted and there would be an adverse affect on its financial condition and operating results.

     WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OUR LARGER COMPETITORS. The larger competitors of Intertape Polymer Group have greater financial resources with which to overcome what Intertape Polymer Group believes to be significant barriers to entry into the existing packaging market, including the high cost of vertical integration, the significant number of patents already issued in respect of various processes and equipment, and the difficulties and cost of developing an adequate distribution network.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD BE COSTLY. Intertape Polymer Group, like others in similar businesses, is subject to extensive environmental laws and regulations. Intertape's policies and procedures have been designed to comply with these laws and regulations. Increasingly stringent environmental regulations could necessitate Intertape to make additional expenditures. Achieving and maintaining compliance with present and future environmental laws could restrict Intertape's ability to modify or expand its plants or to continue manufacturing. Compliance could also require the acquisition of additional equipment. Some of Intertape Polymer Group's plants have a history of industrial use. Soil and groundwater contamination has occurred at some of Intertape's plants. Environmental laws impose liability on an owner, tenant, or operator of real property for the removal or remediation of hazardous or toxic substances, even if they were unaware of or not responsible for the contamination. Further, any company who arranges for the disposal or treatment of hazardous substances at a disposal facility may be liable for the costs of remediation of such substances at such facility whether or not the company owns or operates the facility. In accordance with environmental laws, Intertape periodically investigates, remediates, and monitors soil and groundwater contamination at certain of its plants. Currently Intertape is remediating contamination at its Marysville, Michigan, Columbia, South Carolina, and Carbondale, Illinois, plants, however, the ultimate resolution of these matters should not have a material adverse effect on Intertape's business or results of operations.

     Intertape Polymer Group obtains Phase I or similar environmental assessments for most of the manufacturing facilities it owns or leases at the time it either acquires or leases such facilities. These assessments typically include general inspections without soil sampling or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, we believe will have a material adverse effect on Intertape. Nevertheless, our assessment may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities we are not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties. These developments and others, such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations, may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

     ANTI-TAKEOVER PROVISIONS IN OUR SHAREHOLDER PROTECTION RIGHTS PLAN MAY PREVENT AN ACQUISITION. On August 24, 1993, the shareholders of Intertape Polymer Group approved a Shareholder Protection Rights Plan. Under the Plan, one common share purchase right was issued on September 1, 1993 in respect of each outstanding common share and became issuable in respect of each common share issued thereafter. The Plan was to have expired on September 1, 1998, however, on May 21, 1998, the shareholders approved an amendment extending the term of the Plan to September 1, 2003. The effect of the Plan is to require anyone who seeks to acquire 20% or more of Intertape Polymer Group's voting shares to make a bid complying with specific provisions. Thus, the provisions of the Plan could prevent or delay the acquisition of Intertape Polymer Group by means of a tender offer, a proxy contest, or otherwise, in which shareholders might receive a premium over the then current market price.

     OUR EXEMPTIONS UNDER THE EXCHANGE ACT AS A FOREIGN PRIVATE ISSUER LIMITS THE PROTECTIONS AND INFORMATION AFFORDED INVESTORS. Intertape Polymer Group is a foreign private issuer within the meaning of the rules promulgated under the Exchange Act. As such, it is exempt from certain provisions applicable to United States companies with securities registered under the Exchange Act, including: the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within a period of less than six months). Because of these exemptions, purchasers of Intertape Polymer Group's securities are not afforded the same protections or information generally available to investors in public companies organized in the United States. Intertape Polymer Group previously filed its annual reports on Form 20-F. Commencing with the year ended December 31, 2000, the Company filed its annual report on Form 40-F. Intertape Polymer Group reports on Form 6-K with the Commission and publicly releases quarterly financial reports.

     BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR INVESTORS TO EFFECT SERVICE OF PROCESS OR ENFORCE JUDGMENTS AGAINST US. Intertape Polymer Group is a Canadian corporation, most of its officers and directors, and its auditors are residents of Canada, and a substantial portion of our assets are located outside of the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon Intertape Polymer Group or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act. Your attention is directed to the Section titled "Enforceability of Civil Liabilities Against Foreign Persons" in this Prospectus for additional information.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTERTAPE POLYMER GROUP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTERTAPE POLYMER GROUP OR IN ANY OTHER INFORMATION CONTAINED HEREIN SINCE THE DATE OF THE PROSPECTUS.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE BY WAY OF A PROSPECTUS UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended concerning, among other things, discussions of the business strategy of Intertape Polymer Group and expectations concerning Intertape Polymer Group's future operations, liquidity and capital resources. When used in this Prospectus and any information incorporated herein by reference, the words "anticipate", "believe", "estimate", "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements, including statements regarding intent, belief or current expectations of Intertape Polymer Group or its management, are not guarantees of future performance and involve risks and uncertainties. All statements other than statements of historical fact made in this Prospectus or in any document incorporated herein by reference are forward-looking statements. In particular, the statements regarding industry prospects and Intertape Polymer Group's future results of operations or financial position are forward-looking statements. Forward-looking statements reflect Management's current expectations and are inherently uncertain. Intertape Polymer Group's actual results may differ significantly from Management's expectations as a result of various factors, including, but not limited to, those factors set forth above.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Intertape Polymer Group has filed with the Securities and Exchange Commission a Form F-3 Registration Statement and an amended Form F-3 Registration Statement under the Securities Act with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits thereto. For further information about Intertape Polymer Group and the Offered Shares, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. You may read and copy the Registration Statement, including the exhibits and schedules thereto, and any other materials Intertape Polymer Group has filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site which is available to the public that contains Intertape Polymer Group's filings with the SEC, including reports, proxy and information statements. The SEC's website address is http://www.sec.gov. Intertape Polymer Group also maintains a website, the address of which is http://www.intertapepolymer.com. The information contained in Intertape Polymer Group's website is not a part of this Prospectus.

     Intertape Polymer Group is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Intertape Polymer Group is currently exempt as a foreign private issuer from the rules and regulations under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows Intertape Polymer Group to "incorporate by reference" into this Prospectus the information it files with the SEC. This permits Intertape Polymer Group to disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered a part of this Prospectus and later information we file with the SEC will automatically update and supersede this information. Intertape Polymer Group incorporates by reference the following documents filed with the SEC:

     -- Annual Report on Form 40-F for the year ended December 31, 2001, filed on May 21, 2002, File No. 02-000489;

     -- Third Quarterly Report on Form 6-K filed on November 26, 2001, File No. 01-508772;

     -- Third Quarter Results on Form 6-K filed on November 13, 2001, File No. 01-508295;

     -- Second Quarterly Report on Form 6-K filed on August 30, 2001, File No. 01-506136;

     -- June 2001 Second Quarter Results on Form 6-K filed on August 14, 2001, File No. 01-505589;

     -- Second Quarter Outlook on Form 6-K filed on July 6, 2001, File No. 01-504158;

     -- March 2002 First Quarter Results on Form 6-K filed April 23, 2002, File No. 02-000322;

     --   Forms 6-K filed as follows:

               February 2, 2001, File No. 01-000820;
               February 21, 2001, File No. 01-001636;
               March 27, 2001, File No. 01-002691;
               August 17, 2001, File No. 01-505803;
               October 5, 2001, File No. 01-506980;
               December 21, 2001, File No. 01-509521;
               March 12, 2002, File No. 02-000171;
               April 22, 2002, File No. 02-000311;
               April 26, 2002, File No. 02-000333; and
               June 3, 2002, File No. 02-000556.

     -- The description of Intertape Polymer Group's common shares contained in Form 8-A filed on November 13, 1991, File No. 001-10928, including any amendment or report updating this description.

     Intertape Polymer Group also incorporates herein by reference documents filed with or furnished to the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering being made herein. These documents include:

     -- All subsequent annual reports filed on Form 20-F or Form 40-F, and all subsequent filings filed by Intertape Polymer Group pursuant to the Exchange Act.

     -- All subsequent reports on Form 6-K furnished by Intertape Polymer Group pursuant to the Exchange Act that contain a statement that it is being incorporated into this Prospectus by reference hereto.

     Intertape Polymer Group will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all information that has been incorporated herein by reference but not delivered with the Prospectus. Requests for such copies should be directed to Intertape Polymer Group Inc., 110E Montee de Liesse, St. Laurent, Quebec H4T 1N4, Attn:
Andrew Archibald, C.A., Telephone (514) 731-7591.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Intertape Polymer Group Inc., a majority of its officers and directors, and its auditors, are residents of Canada and a significant part of the assets of Intertape Polymer Group and of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Intertape Polymer Group or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act. Intertape Polymer Group has appointed Burgess H. Hildreth, Intertape Polymer Group Inc., 3647 Cortez Road West, Bradenton, Florida 34210 as its agent to receive service of process in any action against it in any federal or state court located in the State of Florida ("Florida Court") arising out of the transactions contemplated hereby or any purchase or sale of securities in connection herewith.

     Intertape Polymer Group has been informed by Stikeman Elliott that the laws of Quebec permit an action to be brought before a court of competent jurisdiction in Quebec to recognize and enforce a judgment in personam in any Florida Court for a sum of money assessed as damages if:

o the Florida Court rendering the judgment has jurisdiction over the judgment debtor, as determined under the relevant provisions of the laws of Quebec;

o the judgment is not subject to ordinary remedies (such as appeal or judicial review) and is final and enforceable in the State of Florida;

o the judgment was not rendered in contravention of the fundamental principles of procedure (such as notice of fair hearing, right to be heard, right to an independent and impartial tribunal and rules against bias);

o there were no proceedings pending in Quebec and no judgment rendered in Quebec or in a third jurisdiction meeting the necessary conditions for recognition in Quebec between the same parties, based on the same facts and having the same object;

o the outcome of the judgment is not manifestly inconsistent with public order as understood in international relations;

o the outcome of the judgment does not enforce obligations arising from the taxation laws of a foreign country, unless there is reciprocity, or arising from other laws of a public nature, such as penal or expropriation laws;

o the action to enforce the judgment is commenced in Quebec within the applicable limitation period after the date of the judgment; and

o the judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effect on competitors in Canada.

     Further, if the judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant, and the Quebec court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure or it was not given sufficient time to offer its defense. In any action brought before a court of competent jurisdiction in Quebec, the defendant will only be permitted to argue that the conditions set out above were not met.

     If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

     Intertape Polymer Group has also been informed by Stikeman Elliott that, pursuant to the Currency Act (Canada), a judgment rendered by a court in any Province of Canada may only be awarded in Canadian currency. An amount in a foreign currency will be converted by a Quebec court into Canadian currency at the rate of exchange prevailing on the date the judgment became enforceable at the place it was rendered. Under Quebec law, the determination of interest payable under a foreign decision is governed by the laws of the authority that rendered the decision until its conversion.

                     OFFER STATISTICS AND EXPECTED TIMETABLE

     250,587 of Intertape Polymer Group's Common Shares, no par value, are being offered to the public in this offering by the Selling Shareholder, at their then current market price as reported on the NYSE, which shares were issued to the Selling Shareholder from Intertape Polymer Group's treasury shares. This offer will remain open for no less than one hundred eighty (180) days and will close upon the earlier of (a) the date on which all of the Offered Shares have been sold, and (b) the date on which all of the Offered Shares can be sold without registration without regard to the volume restrictions of Rule 144 under the Securities Act.

                                 USE OF PROCEEDS

     Intertape Polymer Group will not receive any proceeds from the sale by the Selling Shareholder of the Offered Shares offered hereby. The principal purpose of this offering is to effect an orderly disposition of the Selling Shareholder's shares.

                              OFFERING AND LISTING

     OFFERING AND LISTING DETAILS The Offered Shares constitute 250,587 registered Common Shares of Intertape Polymer Group, no par value, which will be offered at the then current market price for the Common Shares of Intertape Polymer Group on the NYSE. All registration fees incurred in connection with the Offered Shares shall be paid by Intertape Polymer Group. All underwriting commissions and discounts applicable to the Offered Shares shall be borne by the Selling Shareholder.

     The following table sets forth the annual high and low market prices for the Common Shares of Intertape Polymer Group for the five most recent full financial years on the American Stock Exchange ("AMEX"), NYSE, and TSE, as indicated:

                           Period          High            Low
                           ------          ----            ---
                         1996 (AMEX)      21.813*        16.625
                         1997 (AMEX)      25.00          18.375
                         1998 (AMEX)      25.875         16.125
                         1999 (NYSE)      33.375         23.5625
                         2000 (NYSE)      28.1875        7.125


*Adjusted for June, 1996 2:1 stock split

     TSE (Canadian Dollars):


                           Period         High            Low
                           ------         ----            ---
                            1996          31.45          31.25
                            1997          34.45          25.25
                            1998          39.00          25.50
                            1999          49.50          34.50
                            2000          41.00          10.90

     The following tables sets forth the high and low market prices for each full financial quarter for the two most recent full financial years as well as the first and second quarters of 2001 on the NYSE and TSE:

     NYSE:

                           Period              High        Low
                           ------              ----        ---
                       1st Quarter 1999        27.25      24.875
                       2nd Quarter 1999        29.62      25.875
                       3rd Quarter 1999       33.375      27.125

                           Period             High         Low
                           ------             ----         ---

                       4th Quarter 1999        29.00     23.5625
                       1st Quarter 2000      28.1875     10.5625
                       2nd Quarter 2000        20.00       10.25
                       3rd Quarter 2000      18.0625       13.50
                       4th Quarter 2000        14.75       7.125
                       1st Quarter 2001        12.03        7.25
                       2nd Quarter 2001        15.60        9.04

     TSE (Canadian Dollars):

                           Period               High        Low
                           ------               ----        ---
                       1st Quarter 1999         41.75      37.50
                       2nd Quarter 1999         44.25      39.10
                       3rd Quarter 1999         49.50      39.85
                       4th Quarter 1999         44.00      34.50
                       1st Quarter 2000         41.00      15.20
                       2nd Quarter 2000         28.00      15.05
                       3rd Quarter 2000         27.00      20.00
                       4th Quarter 2000         22.00      11.00
                       1st Quarter 2001         18.50      10.70
                       2nd Quarter 2001         24.00      14.00

     The tables below sets forth the high and low market prices for each of the past six months on the NYSE and TSE:

     NYSE:

                         Period              High         Low
                         ------              ----         ---
                       March 2001            12.03        8.55
                       April 2001            11.99        9.04
                       May 2001              15.60       10.81

                         Period              High         Low
                         ------              ----         ---
                       June 2001             14.60       11.94
                       July 2001             13.57       10.55
                       August 2001           11.18        8.45


     TSE (Canadian Dollars):

                      Period              High            Low
                      ------              ----            ---
                    March 2001            18.50          13.45
                    April 2001            19.00          14.10
                    May 2001              24.00          16.45
                    June 2001             22.31          18.00
                    July 2001             20.00          16.00
                    August 2001           16.95          13.18


     PLAN OF DISTRIBUTION. The Offered Shares covered by this Prospectus are currently outstanding and were issued to the Selling Shareholder in connection with the acquisition of certain of its assets by Intertape Polymer Group.

     It is anticipated that the Offered Shares covered by this Prospectus will be sold from time to time primarily in transactions on the NYSE at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise at prices related to the prevailing market price or otherwise. If Offered Shares are sold through brokers, the Selling Shareholder may pay customary brokerage commissions and charges. The Selling Shareholder may effect transactions by selling shares to or through broker-dealers, and such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder and any broker-dealers that act in connection with the sale of the Offered Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     MARKETS. Intertape Polymer Group's Common Shares currently trade on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "ITP". The Common Shares were listed on The Toronto Stock Exchange on January 6, 1993. Intertape Polymer Group's Common Shares were listed on the American Stock Exchange until August 23, 1999, at which time they were listed on the NYSE. The Common Shares are not traded on any other exchanges.

         SELLING SHAREHOLDER. Olympian Tape Sales, Inc. d/b/a United Tape Company, a Georgia corporation, 2545 Ivy Street East, Cumming, Georgia, 30131, is the Selling Shareholder for whom Intertape Polymer Group is registering shares for resale to the public. The Selling Shareholder has not held any position, office or had any other material relationship with the Company in the past three years. Intertape Polymer Group will not receive any of the proceeds from the sale of the Offered Shares.

         Some or all of the Offered Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by the Selling Shareholder.

         The Offered Shares represent 250,587 of the 28,493,235 Common Shares of Intertape Polymer Group outstanding as of September 17, 2001, or approximately ..009% of Intertape Polymer Group's total outstanding common shares.

         SunTrust Bank ("SunTrust") is acting as escrow agent with respect to the Offered Shares pursuant to an Escrow Agreement dated September 25, 2000 by and among SunTrust, Intertape Polymer Group, the Selling Shareholder, and certain other parties. The Escrow Agreement was entered into in connection with the acquisition of certain of the assets of Selling Shareholder by a subsidiary of Intertape Polymer Group for which Intertape Polymer Group paid cash and issued the Offered Shares to the Selling Shareholder. The Offered Shares and any proceeds from the sale of the Offered Shares are to be held by SunTrust in an escrow account subject to the terms of the Escrow Agreement. Accordingly, the Offered Shares are not beneficially owned by SunTrust but may be deemed to be beneficially owned by the Selling Shareholder.

         EXPENSES OF THE ISSUE. Set forth below are expenses to be paid by Intertape Polymer Group in connection with the issuance and distribution of the Offered Shares being registered. All amounts shown are estimates except for the registration listing fees.

         Commission Registration Fee                         $   565.07
         EDGAR formatting and Filing                         $   600.00
         Legal Fees and Expenses                             $10,250.00
         Accounting Fees                                     $ 1,400.00

                                EXCHANGE CONTROLS

         There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including, but not limited to, foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Common Shares, other than withholding tax requirements. Any such remittances, however, are subject to withholding tax.

         There is no limitation imposed by Canadian law or by the charter or other constituent documents of Intertape Polymer Group on the right of nonresident or foreign owners to hold or vote Common Shares, other than the Shareholder Protection Rights Plan which requires anyone who seeks to acquire 20% or more of Intertape's voting shares to make a bid complying with specific provisions of the Plan, or as provided in the Investment Canada Act (Canada). The following summarizes the principal features of the Investment Canada Act.

         The Investment Canada Act requires certain "non-Canadian" (as defined in the Investment Canada Act) individuals, governments, corporations and other entities who wish to acquire control of a "Canadian business" (as defined in the Investment Canada Act) to file either a notification or an application for review with the Director of Investments appointed under the Investment Canada Act. The Investment Canada Act requires that in certain cases an acquisition of control of a Canadian business by a "non-Canadian" must be reviewed and approved by the Minister responsible for the Investment Canada Act on the basis that the Minister is satisfied that the acquisition is "likely to be of net benefit to Canada", having regard to criteria set forth in the Investment Canada Act.

         With respect to acquisitions of voting shares, generally only those acquisitions of voting shares of a corporation that constitute acquisitions of control of such corporation are reviewable under the Investment Canada Act. The Investment Canada Act provides detailed rules for the determination of whether control has been acquired. For example, the acquisition of one-third or more of the voting shares of a corporation may, in some circumstances, be considered to constitute an acquisition of control. Certain reviewable acquisitions of control may not be implemented before being approved by the Minister. If the Minister does not ultimately approve a reviewable acquisition which has been completed, the non-Canadian person or entity may be required, among other things, to divest itself of control of the acquired Canadian business. Failure to comply with the review provisions of the Investment Canada Act could result in, among other things, a court order directing the disposition of assets of shares.

                            MATERIAL TAX CONSEQUENCES

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. RESIDENTS

         The following is an overview of the principal Canadian federal income tax considerations generally applicable to a person who is a U.S. Holder. In this section, a "U.S. Holder" means a person who, for the purposes of the Canada-United States Income Tax Convention (1980), is a resident of the United States for purposes of the Convention and who, for the purposes of the Income Tax Act (Canada), deals at arms's length with Intertape Polymer Group, does not use or hold and is not deemed to use or hold the Common Shares in carrying on business in Canada and who holds his Common Shares as capital property. Generally, Common Shares will be considered to be capital property to a U.S. Holder provided the U.S. Holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. This summary is not applicable to a U.S. Holder that is a "financial institution" for purposes of the mark-to-market rules in the Income Tax Act (Canada) and to Insurers who carry on an insurance business in Canada and elsewhere whose Common Shares are "designated insurance property."

         This section is based upon the Tax Convention, the current provisions of the Income Tax Act (Canada), the regulations thereunder, and proposed amendments to the Income Tax Act (Canada) and regulations publicly announced by or on behalf of the Minister of Finance, Canada, prior to the date hereof. It does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action. The discussion does not take into account the tax laws of the various provinces or territories of Canada. It is intended to be a general description of the Canadian federal income tax considerations and does not take into account the individual circumstances of any particular shareholder. This section is of a general nature only and it is recommended that U.S. Holders consult with their own tax advisors with respect to the income tax consequences to their holding and disposing of Common Shares having regard to their particular circumstances.

         DIVIDENDS.

         U.S. Holders will be subject to a 15% withholding tax on the gross amount of dividends paid or credited or deemed to be paid or credited to them by Intertape Polymer Group. In the case of a U.S. Holder that is a corporation which beneficially owns at least 10% of the voting stock of Intertape Polymer Group, the applicable withholding tax rate on dividends is 5%.

         A purchase of Common Shares by Intertape Polymer Group (other than a purchase in the open market in the manner in which shares are normally purchased by a member of the public) will give rise to a deemed dividend equal to the amount paid by Intertape Polymer Group on the purchase in excess of the paid-up capital of such shares, determined in accordance with the Income Tax Act (Canada). Any such deemed dividend will be subject to non-resident withholding tax, as described above, and will reduce the proceeds of disposition to a holder of Common Shares for the purposes of computing the amount of his capital gain or loss arising on the disposition.

         DISPOSITIONS.

         A U.S. Holder will not be subject to tax under the Income Tax Act (Canada) in respect of any capital gain arising on a disposition of Common Shares unless such shares constitute taxable Canadian property and the U.S. Holder is not entitled to relief under the Tax Convention.

         Generally, Common Shares of a corporation that is listed on a prescribed stock exchange as set forth in the Income Tax Act (Canada), which include The Toronto Stock Exchange and the New York Stock Exchange will not constitute taxable Canadian property of a U.S. Holder unless, at any time during the five year period immediately preceding the disposition of the Common Shares, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length or the U.S. Holder together with such persons, owned, had an interest or option in respect of, or otherwise had a right to acquire, not less than 25% of the issued shares of any class or series of the capital stock of Intertape Polymer Group.

         In any event, under the Tax Convention, gains derived by a U.S. Holder from the disposition of Common Shares will generally not be taxable in Canada unless:

         - The value of Intertape Polymer Group's shares is derived principally from real property situated in Canada or

         - The U.S. Holder was a resident of Canada for 120 months during any period of twenty (20) consecutive years preceding the alienation of the shares and was a resident of Canada at anytime during the ten (10) years immediately preceding the alienation of the shares, and such shares were owned at the time the U.S. Holder ceased to be a resident of Canada.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

         The following is an overview of the principal U.S. federal income tax considerations generally applicable to a person who is a U.S. Holder. In this section, you are a "U.S. Holder" if you are a beneficial owner of Intertape Polymer Group's Common Shares and are (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or a state thereof,
(iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust subject to primary supervision of a U.S. court and the control of one or more U.S. persons.

         This section is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings of the Internal Revenue Service and court decisions as currently in effect, which are subject to change or repeal. This discussion does not take into account the tax laws of the various states or localities of the United States. It is intended to be a general description of the United States federal income tax considerations and does not take into account the individual circumstances of any particular shareholder. This section is of a general nature only and it is recommended that U.S. Holders consult with their own tax advisors with respect to the income tax consequences to their holding and disposing of Common Shares having regard to their particular circumstances.

         DIVIDENDS

         U.S. Holders will be required to include in gross income as ordinary income the gross amount (including the amount of any Canadian tax withheld) of cash dividends paid by Intertape Polymer Group on the day on which the dividends are actually or constructively received by the U.S. Holder, to the extent the dividends are paid out of Intertape Polymer Group's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of earnings and profits will be applied against and will reduce the U.S. Holder's adjusted tax basis in Intertape Polymer Group's Common Shares, and to the extent distributions are in excess of such basis, will be treated as capital gains. Dividends will not be eligible for the dividends received deduction generally allowed to United States corporations.

         Dividends paid in a foreign currency to a U.S. Holder may generally be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received or deemed received. A U.S. Holder who receives a foreign currency dividend and converts it into U.S. dollars subsequent to receipt will have exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be United States source ordinary income or loss.

         Subject to generally applicable limitations, any Canadian withholding tax imposed on dividends will be treated as a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, at a U.S. Holder's election, may be deducted in computing taxable income). Dividends generally will constitute foreign-source "passive income" or, in the case of certain holders, "financial services income," for U.S. foreign tax credit purposes. Under rules enacted by Congress in 1997 and other guidance issued by the U.S. Treasury, foreign tax credits may not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder's reasonably expected economic profit, after non-U.S. taxes, is insubstantial compared to the value of the expected foreign tax credits. Because the tax rules that apply to the availability or use of foreign tax credits and deductions for foreign taxes are complex, it is recommended that U.S. Holders consult with their own tax advisors concerning the implications of these rules in light of their particular circumstances.

         DISPOSITIONS.

         Upon the sale or other disposition of Intertape Polymer Group's Common Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in the Common Shares. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the shares were held for more than one year at the time of sale or other disposition. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deduction of capital losses is subject to limitations under the Code. Gains or losses realized by a U.S. Holder on the sale or other disposition of Intertape Polymer Group's Common Shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         Dividends on Intertape Polymer Group's Common Shares and payments of the proceeds of the sale or other disposition of Intertape Polymer Group's Common Shares, paid within the United States or through certain U.S. related financial intermediaries (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), are subject to information reporting and may be subject to backup withholding at a current rate of 30 percent (to be reduced to 29 percent for years 2004 and 2005, and 28 percent for 2006 and thereafter), if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to comply with or establish an exemption from such backup withholding tax. The amount of backup withholding imposed on a payment to a U.S. Holder may be refunded by the IRS or allowed as a credit against the U.S. federal income tax of the U.S. Holder provided that the required information is properly furnished to the IRS.

                            DESCRIPTION OF SECURITIES

         The Offered Shares are registered equity securities of Intertape Polymer Group consisting of its common shares as described below.

COMMON SHARES

         Voting - Each common share of Intertape Polymer Group entitles its holder to receive notice of and to attend all annual and special meetings of shareholders of Intertape Polymer Group other than meetings at which only the holders of a particular class or series are entitled to vote, and each such common share entitles its holder to one vote.

         Dividends - The holders of common shares of Intertape Polymer Group are, at the discretion of its Board of Directors, entitled to receive out of any or all profits or surplus of Intertape Polymer Group properly available for the payment of dividends, and after the payment of any dividend payable on any Preferred Shares issued and outstanding at such time, any dividends declared by the Board of Directors and payable by Intertape Polymer Group on the common shares.

         Set forth below is a six-year summary of the dividends paid by Intertape Polymer Group per share:

              DECLARATION DATE            DIVIDEND          TOTAL PAID             DATE PAID
          -------------------------- -------------------- --------------- ----------------------------
                                        CDN        U.S.          CDN$
                                     --------- ----------  ---------------

          March 14, 1995                 $.07       $.05      $1,400,000         March 30, 1995

          February 28, 1996              .085        .06      $2,000,000         March 22, 1996

          March 4, 1997                   .10       .073      $2,500,000         March 27, 1997

          March 10, 1998                 .013       .092      $3,300,000         March 31, 1998

          March 9, 1999                   .16       .106      $4,500,000          April 5, 1999

          May 15, 2000                    .16       .106      $4,500,000           June 8, 2000

         No dividend has been paid in 2001.

         Dissolution - The holders of common shares of Intertape Polymer Group are entitled to share equally in any distribution of the assets of Intertape Polymer Group upon the liquidation, dissolution or winding-up of Intertape Polymer Group or other distribution of our assets among our shareholders. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any Preferred Shares issued and outstanding at such time.

PREFERRED SHARES

         The Preferred Shares of Intertape Polymer Group are issuable in series. Subject to Intertape Polymer Group's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The Preferred Shares rank prior to the common shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of Preferred Shares are entitled by law to vote as a class, the holders of Preferred Shares may or may not be entitled to vote at meetings of shareholders subject to the terms of their issuance. No Preferred Shares have been issued as of September 17, 2001.

                                MATERIAL CHANGES

         There have not been any material changes in Intertape Polymer Group's affairs that have occurred since the end of the last fiscal year that have not been reported on Form 6-K, filed under the Exchange Act, and incorporated herein by reference.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Section 124 of the Canada Business Corporation Act provides that, subject to the limitations contained in such Act, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

         (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         The Canada Business Corporation Act provides as of right that, in general, any officer or director, as such, shall be entitled to indemnification if (i) he was substantially successful on the merits in his defense of the relevant action or proceeding to which he was a party (ii) he acted honestly and in good faith with a view to the best interests of the corporation and (iii) where a criminal or administrative action that is enforced by a monetary penalty is involved, he had reasonable grounds for believing that his conduct was lawful. However, under the Canada Business Corporation Act, no officer or director of a corporation may be indemnified with respect to any security holder's derivative action brought pursuant to such act unless a court of competent jurisdiction has approved the terms of such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intertape Polymer Group pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act and is therefore unenforceable in the United States.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         None of the following experts or counsel has, nor shall any of them receive, any interest that would require disclosure in this Prospectus. Certain legal matters relating to Canadian law will be passed upon for Intertape Polymer Group by Stikeman Elliott, Montreal, Quebec, Canada. Certain other legal matters in connection with the offering registered hereunder are being passed upon for Intertape Polymer Group by its United States securities counsel, Shutts & Bowen LLP, Orlando, Florida. The consolidated financial statements and the related financial statement schedules for Fiscal 2000, incorporated in this Prospectus by reference from Intertape Polymer Group's Annual Report on Form 40-F, have been audited by Raymond Chabot Grant Thornton General Partnership, independent chartered accountants, Montreal, Quebec, Canada, as stated in their report which is incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Canada Business Corporation Act, Intertape Polymer Group may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount to settle an action or satisfy judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such other corporation and provided that the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Intertape Polymer Group as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

         In accordance with the Canada Business Corporation Act, the By-Laws of Intertape Polymer Group provide that it shall indemnify a present or former director or officer or a person who acts or acted at Intertape Polymer Group's request as a director or officer of a body corporate of which Intertape Polymer Group is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such body corporate; if (i) he acted honestly and in good faith with a view to our best interests; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Intertape Polymer Group will also indemnify such person in such other circumstances as the Canada Business Corporation Act or law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

         Reference is also made to Section 11(c) of the Registration Rights Agreement dated September 25, 2000 filed as Exhibit 4 attached hereto for a description of the indemnification arrangements between Intertape Polymer Group and the Selling Shareholder, pursuant to which the Selling Shareholder is obligated, under certain circumstances, to indemnify directors and officers of Intertape Polymer Group against certain liabilities, including certain liabilities under the Securities Act, in connection with this Registration.

         A directors' and officers' liability insurance policy is maintained by Intertape Polymer Group, which insures directors and officers for losses as a result of claims against the directors and officers of Intertape Polymer Group in their capacity as directors and officers and also reimburses Intertape Polymer Group for payments made pursuant to the indemnity provisions under the Canada Business Corporation Act and the By-Laws of Intertape Polymer Group.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                    EXHIBITS

   EXHIBIT NO.                               DESCRIPTION                                PAGE NOS.

        4           Registration Rights Agreement                                          29

   EXHIBIT NO.                               DESCRIPTION                                PAGE NOS.
        5           Legal Opinion of Stikeman Elliott                                      40
      13(a)         Annual Report on Form 40-F for fiscal year ended December 31,   By Reference
      13(b)         March 2002 First Quarterly Report on Form 6-K                   By Reference
      13(c)         March 2002 First Quarter Results on Form 6-K                    By Reference
      13(d)         Forms 6-K filed on February 2, 2001,  February 21, 2001, March
      13(e)         June 2001 Second Quarterly Report on Form 6-K                   By Reference
      13(f)         June, 2001 Second Quarter Results on Form 6-K                   By Reference
      13(g)         Second Quarter Outlook on Form 6-K                              By Reference
      13(h)         September 2001 Third Quarter Results on Form 6-K                By Reference
      13(i)         Third Quarterly Report on Form 6-K                              By Reference
      23(a)         Consent of Raymond Chabot Grant Thornton General Partnership           41
      23(b)         Consent of Shutts & Bowen LLP                                          42
      23(c)         Consent of Stikeman Elliott                                            43
        24          Power of Attorney                                                      27

                                  UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Form 40-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this Paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Laurent, Province of Quebec, Canada, on the 17th day of September, 2001.

                            INTERTAPE POLYMER GROUP INC.


                            By:      /s/ Melbourne F. Yull
                                     ----------------------------------
                                     Melbourne F. Yull, Chairman, Chief
                                     Executive Officer and Director


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew M. Archibald, C.A. as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof,

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Melbourne F. Yull             /s/ Andrew M. Archibald
-------------------------------   -------------------------------------
Melbourne F. Yull, Chairman,      Andrew M. Archibald, C.A.
Chief Executive Officer and       Chief Financial Officer, Secretary, Treasurer,
Director                          And Vice President Administration
September 17, 2001                September 17, 2001



/s/ Michael L.Richards             /s/ Ben J. Davenport, Jr.
--------------------------------   -------------------------------------
Michael L. Richards                Ben J. Davenport, Jr.
Director                           Director
September 17, 2001                 September 17, 2001

/s/ L. Robbie Shaw                         /s/ Gordon R. Cunningham
----------------------------------         -------------------------------------
L. Robbie Shaw                                 Gordon R. Cunningham
Director                                       Director
September 17, 2001                             September 17, 2001


/s/ Salvatore Vitale
----------------------------------
Salvatore Vitale
Vice President Finance
September 17, 2001

United States Authorized Representative

/s/ Burgess H. Hildreth
----------------------------------
Burgess H. Hildreth
September 17, 2001